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                               THE CARDINAL GROUP

                                 RULE 18f-3 PLAN


         WHEREAS, The Cardinal Group, an Ohio business trust (the "Group"), is an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, Cardinal Management Corp., an Ohio corporation ("CMC"), serves as investment adviser and The Ohio Company, an Ohio corporation ("TOC"), serves as principal underwriter for the Group;

         WHEREAS, The Group has adopted a Distribution and Shareholder Service Plan ("12b-1 Plan") under Rule 12b-1 of the 1940 Act providing for, in the case of Investor A shares, a service fee at an annual rate of up to .25% per annum of average net assets, and expects to adopt additional plans under Rule 12b-1 ("Additional 12b-1 Plans"), providing for, in the case of Investor B shares and Investor C shares, fees of not more than 1% per annum of average net assets, comprised of a distribution fee in an amount not to exceed .75% per annum of average net assets and a service fee not to exceed .25% per annum of average net assets;

         WHEREAS, The Group has adopted an Administrative Services Plan providing for, in the case of Investor Y shares, an administrative services fee at an annual rate of up to .15% per annum of average net assets;

         WHEREAS, The Group has established a Multiple Class Distribution System enabling the Group, as described in its prospectus or prospectuses, to offer investors the option of purchasing shares of its non-money market fund series
(a) with a front-end sales load (which can vary among series and which is subject to certain reductions and waivers among groups of purchasers) and a 12b-1 plan providing for a service fee (the "Front-End Load Option" or "Investor A shares"), (b) without a front-end sales load, but subject to a contingent deferred sales charge ("CDSC") (which can vary among series) and a 12b-1 plan providing for a distribution fee and a service fee (the "Deferred Option" or "Investor B shares"), (c) without a front-end sales load, but subject to CDSC, applicable over a shorter time period


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than the CDSC applicable to Investor B shares, and a 12b-1 plan providing for a distribution fee and a service fee (the "Level Load Option" or "Investor C shares") and (d) for certain qualifying institutional purchasers, without a front-end sales load, CDSC or distribution/service fee but subject to an administrative services fee (the "Institutional Class" or "Investor Y shares"); and

         WHEREAS, Rule 18f-3 under the 1940 Act permits an open-end management investment company to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment company adopts a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges;

         NOW, THEREFORE, the Group, wishing to be governed by Rule 18f- 3 under the 1940 Act, hereby adopts this Rule 18f-3 Plan as follows:

         1. Each class of shares of a non-money market fund series will represent interests in the same portfolio of investments of such series of the Group, and be identical in all respects to each other class of that series, except as set forth below. The only differences among the various classes of shares of the non-money market fund series of the Group will relate solely to
(a) different distribution or service fee payments associated with any Rule 12b-1 plan for a particular class of shares and any other costs relating to implementing or amending such plan (including obtaining shareholder approval of such plan or any amendment thereto), which will be borne solely by shareholders of such classes; (b) different administrative services fees; (c) different Class Expenses, which will be limited to the following expenses determined by the Trustees to be attributable to a specific class of shares: (i) transfer agency fees identified as being attributable to a specific class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses,and proxy statements to current shareholders of a specific class; (iii) Blue Sky registration fees incurred by a class of shares; (iv) SEC registration fees incurred by a class; (v) expenses of administrative personnel and services as required to support the shareholders of a specific class; (vi) litigation or other legal expenses and audit or other accounting expenses relating solely to one class; (vii) Trustees' fees or expenses incurred as a result of issues relating to one class; and (viii) shareholder meeting costs that relate to a specific class; (d) the voting rights related to any 12b-1 Plan affecting a specific class of shares; (e) conversion features; (f) exchange privileges; and (g) class names or designations. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one class of


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shares of a series of the Group shall be so applied upon approval by a majority of the Trustees of the Group, including a majority of the Trustees who are not interested persons of the Group.

         2. Under the Multiple Class Distribution System, certain expenses may be attributable to the Group, but not to a particular series or class thereof. All such expenses will be allocated among series based upon the relative aggregate net assets of such series. Expenses that are attributable to a particular series, but not to a particular class thereof, will be borne by each class of such series on the basis of the relative aggregate net assets of the classes. Notwithstanding the foregoing, the principal underwriter, the investment adviser or other provider of services to the Group may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act and pursuant to any applicable ruling, procedure or regulation of the Internal Revenue Service.

         A class of shares may be permitted to bear expenses that are directly attributable to such class including: (a) any distribution/service fees associated with any Rule 12b-1 plan for a particular class and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such plan or any amendment thereto); (b) any administrative services fees attributable to such class; and (c) any Class Expenses determined by the Trustees to be attributable to such class.

         3. After a shareholder's Investor B shares of a series have been outstanding for six years, they will automatically convert to Investor A shares of the same series at the relative net asset values of the two classes; provided, however, that Investor B shares issued upon reinvestment of income and capital gain dividends and other distributions will be converted to Investor A shares on a pro rata basis with the Investor B shares.

         4. At such time as Investor Y shares are held by a person or entity not qualified to purchase or hold Investor Y shares such Investor Y shares automatically shall convert to Investor A shares at the relative net asset values of the two classes.

         5. Any conversion of shares of one class to shares of another class is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under federal income tax law. Any such conversion may be suspended if such a ruling or opinion is no longer available.

         6. To the extent exchanges are permitted, shares of any class of the Group will be exchangeable with shares of the same



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class of another series of the Group, or with money market fund shares of the
Group as described in the applicable prospectus. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act. For purposes of calculating the time period remaining on the conversion of Investor B shares to Investor A shares, Investor B shares received on exchange retain their original purchase date.

         7. Dividends paid by a series of the Group as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution/service fees, administrative services fees, and Class Expenses allocated to a class will be borne exclusively by that class.

         8. Any distribution arrangement of the Group,including distribution fees and front-end and deferred sales loads, will comply with Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

         9. All material amendments to this Plan must be approved by a majority of the members of the Group's Trustees, including a majority of the Board members who are not interested persons of the Group.



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